Exhibit 99.1

Media Relations:	Investor Relations:
Danielle Hamel	Cindy Ta
Juniper Networks	Juniper Networks
+1 408 936-7817 dhamel@juniper.net	+1 408 936-6131 cta@juniper.net

JUNIPER NETWORKS ANNOUNCES SETTLEMENT OF PATENT

LITIGATION WITH PALO ALTO NETWORKS

Juniper Networks to Receive $175 Million in Cash and Equity

SUNNYVALE, Calif., May 28, 2014 – Juniper Networks (NYSE: JNPR), the industry leader in network innovation, today announced that it has entered into a settlement agreement with Palo Alto Networks, Inc. resolving patent litigation between the two companies.

Under the terms of the settlement, Palo Alto Networks will make a one-time payment to Juniper Networks of $75 million in cash and $100 million in shares of common stock and warrants to purchase common stock. With this settlement, Juniper Networks and Palo Alto Networks will dismiss all patent litigation pending in Delaware and California.

“Juniper Networks initiated this litigation in order to protect our intellectual property and investment in innovation that is reflected in our leading security products,” said Mitchell Gaynor, executive vice president and general counsel, Juniper Networks. “This settlement fully achieves those objectives, and we are very pleased with this resolution.”

About Juniper Networks

Juniper Networks (NYSE: JNPR) delivers innovation across routing, switching and security. From the network core down to consumer devices, Juniper Networks’ innovations in software, silicon and systems transform the experience and economics of networking. Additional information can be found at Juniper Networks (www.juniper.net) or connect with Juniper on Twitter and Facebook.

Juniper Networks and Junos are registered trademarks of Juniper Networks, Inc. in the United States and other countries. The Juniper Networks and Junos logos are trademarks of Juniper Networks, Inc. All other trademarks, service marks, registered trademarks, or registered service marks are the property of their respective owners.

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